PROSPECTUS Dated March 29, 1995                   Pricing Supplement No. 56 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 33-57833
Dated March 29, 1995                          February 29, 1996 Rule 424(b)(3)


                           Morgan Stanley Group Inc.
                      GLOBAL MEDIUM-TERM NOTES, SERIES D
             Euro Floating Rate Senior Bearer Notes Due March 1999

The Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due March 1999) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley Group Inc. prior to the Maturity Date other than under the circumstances described under "Description of Notes - Tax Redemption" in the accompanying Prospectus Supplement.

The Notes will be issued only in bearer form, which form is further described under "Description of Notes - Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

The Global Medium-Term Notes, Series D of the Company, including the Notes, have been listed on the London Stock Exchange Limited (the "London Stock Exchange").

The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.


PRINCIPAL AMOUNT:                                INTEREST ACCRUAL DATE:            INTEREST PAYMENT DATES:
  Pound Sterling 10,000,000                        March 8, 1996                     Each March 8, June 8, September 8,
                                                                                     and December 8 commencing on June
MATURITY DATE:                                                                       8, 1996, or if any such day is not a
  March 8, 1999, or if such day is not           INITIAL INTEREST RATE:              Business Day, the next succeeding
  a Business Day, the next succeeding              To be determined at               Business Day
  Business Day                                     approximately 11 a.m. on the
                                                   date of issuance
                                                                                   INTEREST RESET PERIODS:
SETTLEMENT AND DATE OF                           INITIAL INTEREST RESET              The first Interest Reset Period will be
ISSUANCE:                                        DATE:                               the period from and including June 8,
  March 8, 1996                                    June 8, 1996                      1996 to but excluding the immediately
                                                                                     succeeding Interest Payment Date.
                                                 MAXIMUM INTEREST RATE:              Thereafter, the Interest Reset Periods
ISSUE PRICE:                                       N/A                               will be the periods from and
  99.945%                                                                            including an Interest Payment Date to
                                                                                     but excluding the immediately
                                                 MINIMUM INTEREST RATE:              succeeding Interest Payment Date
SPECIFIED CURRENCY:                                N/A
  U.K. Sterling
                                                                                   INTEREST RESET DATES:
                                                 INITIAL REDEMPTION DATE:            Each Interest Payment Date
BASE RATE:  LIBOR                                  N/A

                                                                                   CALCULATION AGENT:
INDEX MATURITY:  3 Months                        INITIAL REDEMPTION                  Chemical Bank, N.A. (London
                                                 PERCENTAGE:  N/A                    branch)

SPREAD (PLUS OR MINUS):
  Plus 0.18% per annum                           ANNUAL REDEMPTION                 INDEX CURRENCY:
                                                 PERCENTAGE REDUCTION:               U.K. Sterling
                                                 N/A
ALTERNATE RATE EVENT
SPREAD:  N/A                                                                       TOTAL AMOUNT OF OID:
                                                 OPTIONAL REPAYMENT                  N/A
                                                 DATE(S):
SPREAD MULTIPLIER:  N/A                            N/A
                                                                                   ORIGINAL YIELD TO MATURITY:
                                                                                     N/A
COMMON CODE: 6459277                             REFERENCE SCREEN:
                                                   TELERATE 3750
ISIN: XS0064592776                                                                 INITIAL ACCRUAL PERIOD OID:
                                                                                     N/A
OTHER PROVISIONS:
Accrued interest will be computed on
an actual/365 (fixed) day basis                                                    DENOMINATIONS:
                                                                                     Pound Sterling 500,000
The "Interest Determination Date" for
each Interest Reset Date shall be at
approximately 11 a.m. (London time)
on such Interest Reset Date

Notwithstanding any other provision to
the contrary, interest on the Notes will continue to accrue to, but will exclude, the Maturity Date, and will cease to accrue thereafter.

Supplemental Information Concerning Plan of Distribution:

   Each Agent has represented and agreed that (i) it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to admission of such Notes to listing in accordance with Part IV of the Financial Services Act 1986 (the "Act"), except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Act; (ii) it has complied with and will comply with all applicable provisions of the Act with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes, other than any document which consists of or any part of listing particulars, supplementary listing particulars or any other document required or permitted to be published by listing rules under Part IV of the Act, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.

   Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.


                             Morgan Stanley & Co.
                                 International